Exhibit 23

Report of Independent Registered Public Accounting Firm

The Board of Directors

CBIZ Company, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-135912, 333-76179, 333-64109, and 333-27825 on Form S-3; Nos. 333-90749, 333-46687, and 333-15413 on Form S-3, as amended; Nos. 333-40313 and 333-81039 on Form S-4, as amended; and Nos. 333-145495, 333-62148, 333-74647, 333-35049, and 333-176219 on Form S-8; and No. 333-197284 on Form S-8 as amended of CBIZ, Inc. of our report dated February 26, 2020, with respect to the consolidated balance sheets of CBIZ, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 Annual Report on Form 10-K of CBIZ, Inc. Our report refers to changes in the Company’s method of accounting for leases due to the adoption of the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 842, Leases and the method of accounting for revenue due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLPnd

Cleveland, Ohio

February 26, 2020